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                                                                      EXHIBIT 22

                         SHOREWOOD PACKAGING CORPORATION
                             EMPLOYEE SEVERANCE PLAN


                  The Company hereby adopts the Shorewood Packaging Corporation Employee Severance Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof.

SECTION 1.        DEFINITIONS.  As hereinafter used:

                  1.1 "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

                  1.2 "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  1.3 "Board" means the Board of Directors of the Company.

                  1.4 "Cause" means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee's duties with the Employer (other than any such failure resulting from the Eligible Employee's incapacity due to physical or mental illness), or (ii) the willful engaging by the Eligible Employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Eligible Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee's act, or failure to act, was in the best interest of the Company.

                  1.5 A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                                    (i) any Person is or becomes the Beneficial
                           Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a


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                           Beneficial Owner in connection with a transaction
                           described in clause(A) of paragraph (iii) below; or

                                    (ii) the following individuals cease for any
                           reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                                    (iii) there is consummated a merger or
                           consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, and, if applicable, the surviving entity or any parent thereof or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company's then outstanding securities; or

                                    (iv) the shareholders of the Company approve
                           a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the


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                           Company in substantially the same proportions as
                           their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                  1.6 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

                  1.7 "Company" means the Shorewood Packaging Corporation or any successors thereto.

                  1.8 "Eligible Employee" means any employee who is a Tier 1, Tier 2, or Tier 3 Employee. An Eligible Employee becomes a "Severed Employee" once he or she incurs a Severance.

                  1.9 "Employer" means the Company or any of its Affiliates which is an employer of an Eligible Employee.

                  1.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  1.11 "Excise Tax" shall mean any excise tax imposed under
section 4999 of the Code.

                  1.12 "Good Reason" in respect of a Tier 2 Employee means, the occurrence, on or after the date of a Change in Control and without the affected Tier 2 Employee's written consent, of (i) the assignment of duties in the aggregate that are inconsistent with the Tier 2 Employee's level of responsibility immediately prior to the date of the Change in Control or any diminution in the nature or status of the Tier 2 Employee's responsibilities from those in effect immediately prior to the date of the Change in Control,
(ii) a reduction by the Employer in the Tier 2 Employee's annual base salary, or annual incentive compensation opportunity (including equity-based compensation), from that in effect immediately prior to the Change in Control, or


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(iii) the relocation of the Tier 2 Employee's principal place of employment to a location more than fifty (50) miles from the Tier 2 Employee's principal place of employment immediately prior to the date of the Change in Control. "Good Reason" in respect of a Tier 3 Employee means the occurrence, on after the date of a Change in Control and without the Tier 3 Employee's written consent, of (i) a reduction by the Employer in the Tier 3 Employee's annual base salary, or annual incentive compensation opportunity (including equity-based compensation) from that in effect immediately prior to the Change in Control or (ii) the relocation of the Tier 3 Employee's principal place of employment to a location more than fifty (50) miles from the Tier 3 Employee's principal place of employment immediately prior to the date of the Change in Control. A "Good Reason" determination, made by an Eligible Employee in good faith, shall be conclusive and not subject to review or challenge by the Company.

                  1.13 "Gross-Up Payment" shall have the meaning set forth in
Section 2.5 hereof.

                  1.14 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                  1.15 "Plan" means the Shorewood Packaging Corporation Employee Severance Plan, as set forth herein, as it may be amended from time to time.

                  1.16 "Plan Administrator" means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board.

                  1.17 "Savings Plan" means the Shorewood Packaging Corporation Retirement and Savings Plan, or such other similar arrangement of the Company that is applicable to the Eligible Employee.

                  1.18 "Severance" means the termination of an Eligible Employee's employment with the Employer (or, if applicable, a successor to the Employer) on or


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within two years following the date of the Change in Control, (i) by the
Employer other than for Cause, (ii) in the case of a Tier 1 Employee, by the Tier 1 Employee for any reason, or (iii) in the case of a Tier 2 or Tier 3 Employee, by the Eligible Employee for Good Reason. A Tier 2 Employee or Tier 3 Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of death or a physical or mental condition causing his or her inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Employer.

                  1.19 "Severance Date" means the date on or after the date of the Change in Control on which an Eligible Employee incurs a Severance.

                  1.20 "Severance Pay" means the payment determined pursuant to
Section 2.1, 2.2, or 2.3 hereof, as applicable.

                  1.21 "Tier 1 Employee" means each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company.

                  1.22 "Tier 2 Employee" means an individual so designated on Schedule A hereto.

                  1.23 "Tier 3 Employee" means an individual so designated on Schedule A hereto.

SECTION 2. BENEFITS.

                  2.1 Each Tier 1 Employee who incurs a Severance shall be entitled, subject to Section 2.12, to receive Severance Pay equal to (i) the sum of his annual base salary, his highest annual bonus received in the three years immediately preceding the year in which the Change in Control occurs, and the value of matching contributions made by the Company to the Savings Plan on his behalf with respect to the calendar year immediately preceding the calendar year of the Change in Control, (ii) multiplied by 3. The Severance Pay payable to a Tier 1 Employee shall be reduced by any amounts paid to him under his employment agreement by reason of a termination following a "Change in Control" (as defined in his employment agreement). For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which would


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constitute Good Reason for termination if the Tier 1 Employee were a Tier 2
Employee).

                  2.2 Each Tier 2 Employee who incurs a Severance shall be entitled, subject to Section 2.12, to receive Severance Pay equal to (i) the sum of his or her annual base salary, his or her highest annual bonus received in the three years immediately preceding the year in which the Change in Control occurs, and the value of matching contributions made by the Company to the Savings Plan on his or her behalf with respect to the calendar year immediately preceding the calendar year of the Change in Control, (ii) multiplied by 2. For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason for termination by a Tier 2 Employee).

                  2.3 Each Tier 3 Employee who incurs a Severance shall be entitled, subject to Section 2.12, to receive Severance Pay equal to the sum of his or her annual base salary, his or her highest annual bonus received in the three years immediately preceding the year in which the Change in Control occurs, and the value of matching contributions made by the Company to the Savings Plan on his or her behalf with respect to the calendar year immediately preceding the calendar year of the Change in Control. For purposes of this Section, annual base salary shall be determined immediately prior to the Severance (without regard to any reductions therein which constitute Good Reason for termination by a Tier 3 Employee).

                  2.4 Severance Pay shall be paid to an eligible Severed Employee in a cash lump sum, as soon as practicable following the Severance Date, but in no event later than twenty (20) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee's release, described in Section 2.12.

                  2.5 (i) If any of the payments or benefits received or to be received by a Tier 1 Employee in connection with the Change in Control or his or her termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The amount of the Gross-Up


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Payment, if any, shall be determined by the Plan Administrator or any person or entity designated by the Plan Administrator. The Gross-Up Payment, if any, (a) with respect to a Severed Employee, shall be paid in a cash lump sum, as soon as practicable following the Severance Date, but, in any event, not later than twenty (20) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee's release, described in
Section 2.12, and, (b) with respect to any other Eligible Employee, shall be paid in a cash lump sum not later than twenty (20) business days immediately following the receipt of payments subject to the Excise Tax. The provisions of this Section 2.5 shall supersede the provisions of any other agreement between the Company and a Severed Employee which prevent the Company from making any payment to a Severed Employee if such payment would fail to be deductible by reason of being an "excess parachute payment".

                  (ii) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within twenty (20) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee's taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120% of the semiannual compounding short term Applicable Federal Rate published with respect to the month in which the Gross-Up Payment was made. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be deter mined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within twenty (20) business days following the time that the amount of such excess is finally determined. The Eligible Employee shall notify the Company immediately of the assertion by any taxing authority of any under payment of tax. The Eligible Employee and the Company shall each reason ably cooperate with the other in connection with any administrative or


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         judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments and in resolving any dispute with any taxing authority regarding any asserted underpayment of Excise Tax.

                  2.6 If any of the payments or benefits received or to be received by a Tier 2 Employee in connection with a Change in Control (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) will be subject to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments).

                  2.7 The Company shall provide each Severed Tier 1 and Tier 2 Employee with individual outplacement services; provided that, however, the maximum expense in respect of the provision of such services to the Company shall be $40,000 and $25,000, respectively, for a Tier 1 Employee and a Tier 2 Employee.
                  2.8 Commencing on the day immediately following a Severed Tier 1, Tier 2 or Tier 3 Employee's Severance Date, until the third, second, or first anniversary, respectively, of the Severance Date or, if sooner, until such Severed Tier 1, Tier 2 or Tier 3 Employee obtains employment which provides substantially similar benefits, the Company shall provide such Severed Employee and anyone entitled to claim under or through such Severed Employee all benefits under any group hospitalization, health care plan, dental care plan, life, or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Employer to the same extent as if such Severed Employee had continued to be an employee during such period. The coverage period for purposes of the group health continuation requirements of section 4980B of the Code shall commence immediately following the end of such benefit continuation. In addition, commencing on the day immediately following a Severed Tier 1, Tier 2 or Tier 3 Employee's Severance Date, until the third, second, or first anniversary, respectively, of the Severance Date or, if sooner, until such Severed Tier 1, Tier 2 or Tier 3 Employee obtains employ-


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ment which provides substantially similar benefits, the Company shall provide such Severed Employee and anyone entitled to claim under or through such Severed Employee all fringe benefits to the Severed Employee and his or her family at least equal to those which were provided to them prior to termination.

                  2.9 The Company shall reimburse each Tier 1 and Tier 2 Severed Employee for financial counseling and tax planning service costs incurred within 6 months following the Severance Date; provided that the aggregate cost of such financial counseling and tax planning services for any such employee shall not exceed $7,500.

                  2.10 The Company shall pay to each Tier 1 and Tier 2 Employee all reasonable legal fees and expenses incurred by such Eligible Employee in pursuing any claim under the Plan in which such Tier 1 or Tier 2 Employee prevails in any material respect.

                  2.11 In the event of a claim by an Eligible Employee as to the amount or timing of any distribution, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim. In the event an Eligible Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such
Eligible Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be


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understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

                  2.12 No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release substantially in the form attached hereto as Schedule B, (or, if the Severed Employee is not a United States employee, a similar release which is in accordance with the applicable laws of the relevant jurisdiction).

                  2.13 An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

SECTION 3. PLAN ADMINISTRATION.

                  3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including, without limitation, Section 2.11 thereof.

                  3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

                  3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

                  The Plan may be amended or terminated by the Board at any time; provided, however, that the Plan may not be terminated or amended during the pendency of, or within two years following a Change in Control.


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SECTION 5. GENERAL PROVISIONS.

                  5.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

                  5.2 If an Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

                  5.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

                  5.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

                  5.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee hereunder if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee's estate.


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                  5.6 The headings and captions herein are provided for
reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

                  5.7 The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.
                  5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

                  5.9 This Plan shall be construed and enforced according to the laws of the New York to the extent not preempted by federal law, which shall otherwise control.


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